SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-19765

           BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV
             (Exact name of registrant as specified in its charter)

              101 ARCH STREET, BOSTON, MASSACHUSETTS 02110-1106
                              (617) 439-3911
  (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                    UNITS OF LIMITED PARTNERSHIP INTEREST
          (Title of each class of securities covered by this Form)

                                   NONE
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)               -----
                                     X
                                   -----



    Rule 12g-4(a)(2)               -----

                                   -----


    Rule 12h-3(b)(1)(i)            -----
                                     X
                                   -----


    Rule 12h-3(b)(1)(ii)           -----

                                   -----

   Rule 15d-6                      -----

                                   -----


Approximate number of holders of record as of the certification or notice date: None








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  Pursuant to the requirements of the Securities Exchange Act of 1934, Boston
Financial Qualified Housing Tax Credits L.P. IV has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

                             BOSTON FINANCIAL QUALIFIED HOUSING TAX
                             CREDITS L.P. IV
                             (Registrant)

                      By: Arch Street VIII, Inc., its Managing General Partner


Date: August 14, 2009       By:      /s/ Michael H. Gladstone
                                    __________________________
                                         Michael H. Gladstone
                                      Vice President and Clerk